FOR IMMEDIATE RELEASE
                                                   Date:        January 8, 2001
                                                   Contact:     Norman Bates
                                                   Kinetek Inc: (847) 267-4431



                      Motors & Gears, Inc. Introduces
                          New Corporate Brand Name

                              "Kinetek, Inc."


Chicago, IL- Motors and Gears, Inc., is proud to announce its name change and to unveil its newly developed corporate brand identity, "Kinetek, Inc." The name Kinetek (Kin'- -tek) was developed through association with kinetic energy and innovative technology. Also, the word kinetic, synonymous with dynamic and energetic, represents the entrepreneurial spirit that drives Kinetek companies to pursue opportunities that provide additional value to their customers.

Kinetek President & CEO Ron Sansom comments: "Kinetek has been developed to reflect the brand values that unite our member companies. Our new identity and message convey our dedication to providing customized engineering solutions and technology innovation through a partnering approach with our customers in order to enhance their success."

Kinetek provides advanced design and manufacturing of a variety of motors, components, and control systems. The member companies and subsidiaries of Kinetek include such companies as Advanced DC Motors, Electrical Design & Control Company, Imperial Electric Co., Merkle-Korff Industries, Motion Control Engineering, and FIR S.p.A. Electric Motors. These Kinetek companies enjoy dominant market shares and greatly respected brand names within their respective niche industries.

Kinetek's products and services are used in many markets and applications including vending equipment, refrigeration, pump applications, commercial floor care equipment, golf cars, commercial dishwashers, appliances, battery electric vehicles, hoist products, elevator/escalator equipment and automated conveyoring systems.

Kinetek is owned and managed by parent company Jordan Industries, Inc. Jordan Industries, Inc., with total revenues of over $1.0B, participates in markets as diverse as motors and motion control systems, automotive products, specialty plastics, specialty printing and labeling, and point of purchase and specialty advertising.

For more information about Kinetek, Inc., please contact Norman R. Bates (847-267-4431 or norman@jordanind.com) and watch for our new website currently under construction at http://www.kinetekinc.com.

KINETEK, TECHNOLOGY IN MOTION, and the KINETEK Logo are the trademarks and service marks of Kinetek, Inc. Advanced DC Motors, Electrical Design & Control Company, Imperial Electric Co., Merkle-Korff Industries, Motion Control Engineering, and FIR S.p.A. Electric Motors are the trademarks and/or service marks of each respective company

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